EXHIBIT 10.69
January 15, 1998



Mr. Joseph Caruso
Chief Financial Officer
Palomar Medical Technologies, Inc.
45 Harrwell Avenue
Lexington, MA  02173

Dear Mr. Caruso:

This letter shall serve as acknowledgment of GreenMan's request for an extension until January 31, 1998 of the maturity of the remaining $1,000,000 due on the July 1, 1997 $1,200,000 convertible note. GreenMan acknowledges that effective July 2, 1997, the interest rate has increased to 15%.

If you are in agreement with the above, please sign and fax back to my attention.

Sincerely


/s/ Joseph E. Levangie
Joseph E. Levangie                               /s/ Joseph P. Caruso
Chief Financial Officer                     Agreed, Joseph P. Caruso, CFO
                                            Palomar Medical Technologies, Inc.